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                                                                     EXHIBIT 5.1

May 9, 2002

ITXC Corp.
750 College Road East
Princeton, New Jersey 08540

Dear Sirs:

In connection with the pending registration under the Securities Act of 1933, as amended, of the shares of common stock of ITXC Corp., a Delaware corporation (the "Company"), offered for sale by Nexcom Telecommunications, LLC (the "Shares") pursuant to the Company's Registration Statement on Form S-3
(No. 333-____________), we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. On the basis of such examination, we advise you that the Shares have been validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to such Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included within such Registration Statement.


Very truly yours,



/s/ LOWENSTEIN SANDLER  PC